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As filed with the Securities and Exchange Commission on August 19, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Communications Systems, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

213 South Main Street
Hector, Minnesota 55342
(Address of Principal Executive Offices and zip code)

1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the Plan)

Copy to:
Paul N. Hanson	Richard A. Primuth, Esq.
Chief Financial Officer	Rebecca B. Sandberg, Esq.
Communications Systems, Inc. 213 South Main Street Hector, Minnesota 55342 (320) 848-6231 (Name, address, including zip code and telephone number of agent for service)	Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 371-3211

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.05 par value per share	100,000 shares(2)	$6.62(1)	$662,000	$60.90

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company's Common Stock as reported on NASDAQ on August 15, 2002.
(2)
200,000 shares (as adjusted for a stock split in 1993) were registered on Form S-8 (File No. 33-39864) on April 11, 1991. 100,000 shares are being registered herewith.

INCORPORATION OF CONTENTS OF
REGISTRATION STATEMENT BY REFERENCE

        A Registration Statement on Form S-8 (File No. 33-39864) was filed with the Securities and Exchange Commission on April 11, 1991 covering the registration of 200,000 shares (as adjusted for a stock split in 1993) initially authorized for issuance under the Company's 1990 Stock Option Plan for Non-Employee Directors (the "Plan"). Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 100,000 shares authorized under the Plan. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by 100,000 was authorized by the Company's Board of Directors on March 5, 2001 and such amendment was approved by the Company's shareholders on May 17, 2001. This Registration Statement should also be considered a post-effective amendment to prior Registration Statements. The contents of the prior Registration Statements are incorporated herein by reference.

PART I

        Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein:

  (a)
  The Annual Report of the Company on Form 10-K for the year ended December 31, 2001.

  (b)
  The Company's Definitive Proxy Statement dated April 12, 2001 for the Annual Meeting of Shareholders held on May 17, 2001 and the Company's Definitive Proxy Statement dated April 10, 2002 for the Annual Meeting of Shareholders held on May 16, 2002.

  (c)
  The Company's Quarterly Reports filed on Form 10-Q for March 31, 2002 and June 30, 2002.

  (d)
  The description of the Company's Common Stock contained in its Registration Statement on Statement on Form S-1 dated June 17, 1983 (Registration No. 2-84100), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Company Bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

        The Registrant's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

        Insofar as indemnification to the Company's directors, officers or other persons controlling the Company for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the provisions of the Company's Bylaws and the statutes of the State of Minnesota, the Company has been informed by the Securities and Exchange Commission, that this type of indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit
4.1	Amended and Restated Communications Systems, Inc. 1990 Stock Option Plan
5.1	Opinion of Lindquist & Vennum P.L.L.P.
23.1	Consent of Lindquist & Vennum (included in exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, independent public accountants
24.1	Power of Attorney (set forth on signature page hereof)

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)  Insofar as indemnification to directors, officers, and controlling persons of the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8, and we have authorized the undersigned to sign this registration statement on our behalf, in the City of Minneapolis, State of Minnesota, as of August 19, 2002.

COMMUNICATIONS SYSTEMS, INC.
By:	/s/ CURTIS A. SAMPSON Curtis A. Sampson, Chairman and Chief Executive Officer

Exhibit 24.1

POWER OF ATTORNEY

        The undersigned officers and directors of Communications Systems, Inc., hereby constitute and appoint Curtis A. Sampson and Paul N. Hanson, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below as of August 19, 2002 by the following persons in the capacities indicated.

Signature	Title

/s/ CURTIS A. SAMPSON Curtis A. Sampson	Chairman of the Board, President, and Director (Principal Executive Officer)
/s/ PAUL N. HANSON Paul N. Hanson	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ RANDALL D. SAMPSON Randall D. Sampson	Director
/s/ EDWIN C. FREEMAN Edwin C. Freeman	Director
/s/ LUELLA GROSS GOLDBERG Luella Gross Goldberg	Director

/s/ FREDERICK M. GREEN Frederick M. Green	Director
/s/ PAUL J. ANDERSON Paul J. Anderson	Director
/s/ GERALD D. PINT Gerald D. Pint	Director
/s/ WAYNE E. SAMPSON Wayne E. Sampson	Director

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INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE
PART I
PART II
SIGNATURES
Exhibit 24.1